Exhibit 10.1

[Vivint Letterhead]

October 2, 2013

Mark Davies

404 S. Swedesford

Ambler, PA 19002

Dear Mark,

Congratulations and welcome to Vivint! We are pleased to extend to you an offer of employment. This letter will briefly outline the terms of the offer.

Your title will be Chief Financial Officer. In this position you will report to the Office of the President.

Base Pay & Bonuses:

The starting annual salary for this position is $500,000. There are 26 pay-periods a year. You will be paid bi-weekly every other Friday. You will also be eligible for an annual bonus equal to 50% of your base pay ($250,000). The bonus will be paid out in January and is based on KPI’s that drive shareholder value. The full bonus plan will be provided to you at a later date. and will be prorated in 2013, as per your start date.

In addition, you will be paid $350,000 on your first day of employment, minus applicable taxes. You will also be paid $500,000 on your first year anniversary date and $500,000 on your second year anniversary date, minus applicable taxes.

Long-Term Equity Incentives:

You will receive an award of incentive units in 313 Acquisition LLC, consistent with the terms of the incentive plan and subject to approval of our board. We expect the award will be made on Vivint’s next quarterly grant date following your hire date, with a “strike price” based on the share value on such date. The incentive units will be subject to vesting and the other terms of our plan, all of which will be communicated to you in connection with the award. We anticipate that you will be awarded 4,325,000 incentive units.

Benefits:

The following benefits represent a comprehensive suite of options designed to make your employment with Vivint a rewarding one. On your first day of employment, you will be provided with additional information about the company objectives and policies, medical insurance programs, vacation time, and other corporate benefits and general employment conditions and eligibility.

•	Executive Car Lease Program

•	Medical Insurance (United HealthCare), & Dental Insurance (Ameritas)

•	Vision Insurance (VSP), & Life Insurance (Regence Life)

•	Worker’s Compensation (Travelers)

•	401(k) Plan (The Principal)

•	9 Paid Holidays per year & 15 Days of PTO per year

•	Vivint Café Program (Free Daily Lunch)

Relocation: Vivint will reimburse you for all reasonable and customary costs associated with your relocation from Pennsylvania to Utah. (See attachment).

Start Date:

Your start date with Vivint is anticipated to be as soon as possible. Before your start date, you will receive an e-mail for the onboarding electronic paperwork, called Workday. You will also be receiving a HireRight email to complete a background check. Please complete both items as soon as possible.

At-Will Employment:

Please note that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause.

Your acceptance of this offer and commencement of employment with the Company are contingent upon your execution of paperwork online through Workday which includes but not limited to:

•	1-9 Documentation Form

•	Employee Handbook Acknowledgment Form

•	Employee Background Check

•	Confidentiality Agreement & W-4

To fulfill federal identification requirements, you need to bring documentation to support your identity and eligibility to work in the United States. Please bring your acceptable forms of ID for employment verification.

We are pleased to have you join the Vivint team as a member of what we feel is an organization that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 801.705.8005. We look forward to working with you in the future, and hope you will find your employment at Vivint a rewarding experience.

Sincerely,

/s/ Alex Dunn

Alex Dunn

President

Vivint, Inc.

I accept the terms of this offer.	Proposed Start date with Vivint: 11/4/13

Mark Davies

/s/ Mark Davies